The Cassandra Group, Inc.
                             561 Broadway, Suite 8C
                          New York, New York 10012-3918

                                                April 15, 1999

Board of Directors
Paradise Music & Entertainment, Inc.
53 West 23rd Street, 11th Floor
New York, New York 10010

Gentlemen:

Re: Purchase of Paradise Music & Entertainment, Inc. ("Paradise") Common Stock

This letter contains the material business terms to be incorporated into definitive common stock subscription agreement(s) (the "Definitive Agreement(s)") pursuant to which we have agreed to purchase, for the benefit of our clients (the "Investors") 942,000 Paradise Shares at $4.25 per Paradise Share. This letter sets forth our mutual intent and understanding, but is not meant to be binding upon either party (except for Sections 3(a) and (b) which shall be binding) unless and until we both execute and deliver Definitive Agreements covering the subject matter discussed below. If either party decides that it no longer wishes to pursue the transaction contemplated hereunder for any reason, such terminating party shall give the other party prompt written notice to such effect. The Definitive Agreements will cover the following material terms:

Section 1: Sale of Paradise Shares.

      Paradise, a Delaware corporation, will sell the Investors an aggregate of 942,000 Paradise Shares at $4.25 per Paradise Share for an aggregate of $4,003,500. Such sale shall be on the terms set forth in the term sheet annexed hereto which is incorporated herein by reference with the same force and effect as if recited herein its entirety. The Paradise Shares shall be sold in such increments and in the names of the Investors as we direct. The Paradise Shares will be sold to Investors pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). All Investors will qualify as "Accredited Investors". We will provide you with the names of the Investors, the amounts of their subscriptions, their addresses and social security numbers. As soon as you have received irrevocable Definitive Agreements for $4,003,500 in the aggregate, documentation evidencing the qualification of all such Investors as Accredited Investors and payment in the amount of $4,003,500 you will promptly file a registration statement on Form S-3 relating to the Paradise Shares being sold thereunder ("Registration Statement"). You shall use your best efforts to have the Registration Statement declared effective as promptly as possible. Upon the effective date of the Registration, the full amount subscribed under the Definitive Agreements will be paid by the Investors and the Paradise Shares will be delivered to the Investors. This financing is conditioned upon the receipt of irrevocable subscriptions having been received by Paradise from investors of The Cassandra Group covering the purchase of 572,000 Paradise shares at $7 per share.

Section 3: Miscellaneous.

      (a) The parties represent, warrant and covenant to each other that no party is entitled to any broker's or finder's fee in connection with the transaction contemplated hereby. Paradise (and each of its executive officers and directors, regardless of whether they are executing counterparts of this letter), agree that they will not, jointly or severally, undertake or engage in any discussions or negotiations with any third party or otherwise solicit interest with respect to the sale or financing of Paradise, its assets, its businesses, or any transaction involving the sale of all or substantially all of the stock or assets of Paradise, or any other arrangement or understanding which would adversely effect the ability of paradise to consummate the transaction as contemplated hereunder or diminish the worth of its business or assets in any way for a period of five(5) months from the date of the execution of this letter agreement.

      (b) The parties agree that they shall not issue any press releases or make any public statements relating to the execution of this letter or the transactions contemplated hereby without first receiving the consent of the other party hereto, such consent not to be unreasonably withheld. The content of any such press release or statement shall be subject to the reasonable prior review and comment by the other party and their counsel.

      (c) Except as set forth in the attached term sheet, the parties agree to bear all of their respective expenses in connection herewith and in consummating the transactions contemplated hereby.

      (d) This letter (including the term sheet annexed hereto) sets forth the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior consistent and inconsistent agreements, written or oral, with respect thereto.

      (d) This letter may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties hereto, or in the case of a waiver, signed by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial


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

exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

      (f) This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

      (g) This letter is not assignable except by operation of law or as specifically set forth herein.

      (h) All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

      (i) This letter may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      (j) Paradise will provide the Investors with any information they may request concerning this investment.

If the above is satisfactory to you and adequately reflects our understanding, please acknowledge by executing in the space below provided.

                                 THE CASSANDRA GROUP, INC.


                                 By:
                                     ------------------------------
                                     Dana Giacchetto, President


                                 AGREED TO AND ACCEPTED BY:

                                 PARADISE MUSIC & ENTERTAINMENT, INC.


                                 By:
                                     ------------------------------
                                     Name:
                                     Title: